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                                                                 Exhibit 10.2


                               A G R E E M E N T

     This Agreement entered into this 26th day of June, 2000 by and between SPECTRUM CONTROL, INC. ("SCI") and JACK FREEMAN ("Freeman").


                             W I T N E S S E T H:

     WHEREAS, Jack Freeman has been a valued employee of SCI; and for his excellent leadership and extraordinary effort SCI is desirous of executing an Agreement to provide Freeman compensation in the event of change in control of SCI and Freeman is terminated within twelve (12) months of the change in control event.

     NOW, THEREFORE, the parties hereto intending to be legally bound hereby agree as follows:

     1. If there is a change in "control" as hereinafter defined of SCI and Freeman is terminated within twelve (12) months of such change in control, Freeman will receive a minimum compensation package which will provide for the payment of an amount of money equal to Freeman's salary and At Risk Compensation which had been paid to Freeman for the fiscal year prior to the change in control.

     For purposes of this Agreement, the term "change in control" is defined to include, (a) a tender offer or exchange offer made and consummated for ownership of SCI stock representing fifty (50%) percent or more of the combined voting power of SCI's outstanding securities; (b) the sale or transfer of substantially all of SCI's assets to another corporation which is not a wholly-owned subsidiary of SCI; (c) any merger or consolidation of SCI with another corporation whereby less than thirty (30%) percent of the outstanding voting shares of the surviving or resolving corporation are owned in the aggregate by SCI's former stockholders; or (d) any tender offer, exchange offer, merger, sale of assets and/or contested election which results in a total change in the composition of SCI's Board of Directors.

     The amount paid to Freeman pursuant to this paragraph will be deemed severance pay and in consideration of Freeman's past services to SCI and his continued services from the date of this Agreement. Freeman will have no duty to mitigate his damages by seeking other employment, nor will Freeman severance pay hereunder be reduced or offset by any future earnings.
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     2. This Agreement shall be binding on the Company and its successors.

     3. This Agreement was authorized at a duly convened meeting of the Board of Directors of SCI held on the 26th day of June, 2000.

     4. By the execution of this Agreement, Freeman acknowledges that there are no other compensation agreements orally or written, other than his current annual compensation package in effect.

     WITNESS our hands and seals the day and year above first written.



     Attest:                              SPECTRUM CONTROL, INC.


     /s/ James F. Toohey                   By /s/ Gerald A. Ryan
        -----------------------------           ----------------------------
        James F. Toohey                         Gerald A. Ryan, Chairperson,
        Secretary                               Board of Directors


                                             /s/ Jack Freeman
                                                ----------------------------
                                                Jack Freeman